SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                          AMENDMENT NO. 2
                                TO
                          SCHEDULE 14D-l
              TENDER OFFER STATEMENT PURSUANT TO SECTION
           14(d)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                               AND
                           SCHEDULE 13D
              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                   COMPUTER MANAGEMENT SCIENCES, INC.
              -----------------------------------------
                     (Name of Subject Company)

                     THEBETTERPLAN (TBP), INC.
               COMPUTER ASSOCIATES INTERNATIONAL, INC.
              -----------------------------------------
                            (Bidder)

              COMMON STOCK, PAR VALUE $.01 PER SHARE
              -----------------------------------------
                  (Title of Class of Securities)

                           205213101
              -----------------------------------------
               (CUSIP Number of Class of Securities)

                          SANJAY KUMAR
                    THEBETTERPLAN (TBP), INC.
            C/O COMPUTER ASSOCIATES INTERNATIONAL, INC.
                  ONE COMPUTER ASSOCIATES PLAZA
                  ISLANDIA, NEW YORK 11788-7000
                   TELEPHONE:  (516) 342-5224
              -----------------------------------------
    (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Bidder)

                           COPIES TO:
                       SCOTT F. SMITH, ESQ.
                    HOWARD, SMITH & LEVIN LLP
                   1330 AVENUE OF THE AMERICAS
                    NEW YORK, NEW YORK  10019
                   TELEPHONE:  (212) 841-1000

                       February 9, 1999
              ------------------------------------------
                (Date Tender Offer First Published,
                 Sent or Given to Security Holders)

Computer Associates International, Inc. (Computer Associates) and its wholly owned subsidiary, TheBetterPlan (TBP), Inc., hereby amend and supplement their combined Tender Offer Statement on Schedule 14D-1 and Statement on Schedule 13D (the Statement), originally filed with the Securities and Exchange Commission on February 9, 1999, as amended, with respect to an offer to purchase all outstanding shares of common stock, par value $0.01 per share, of Computer Management Sciences, Inc., a Florida corporation. Capitalized terms not defined herein have the meanings assigned thereto in the Statement.

Item 10.	Additional Information.
            ----------------------

On February 22, 1999, Computer Associates issued a press release relating to the early termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976. A copy of the press release is attached hereto as Exhibit (a)(10) and is incorporated herein by reference.

Item 11.	Material to be Filed as Exhibits.
            --------------------------------

(a)(10) Text of press release issued by Computer Associates dated February 22, 1999.

                              SIGNATURE

After due inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  February 22, 1999



	                TheBetterPlan (TBP), Inc.


                          By/s/ Ira H. Zar
                            -----------------------
                            Name:  Ira H. Zar
                            Title: President and Assistant Treasurer


	COMPUTER ASSOCIATES INTERNATIONAL, INC.


	                    By/s/ Ira H. Zar
                            -----------------------
		                Name:  Ira H. Zar
		                Title: Senior Vice President Finance and
			                 Chief Financial Officer

                           EXHIBIT INDEX
Exhibit
Number        Exhibit Name
-------       ------------

(a)(10) Text of press release issued by Computer Associates dated February 22, 1999.